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                                                                  Exhibit (9)(n)

                            Compass Capital Funds(R)
                       (previously named The PNC(R) Fund)
                               Appendix C to the
                        Transfer Agency Agreement dated
                             as of October 4, 1989



          The Fund desires to retain the Transfer Agent to serve as the Fund's transfer agent, registrar and dividend disbursing agent with respect to Shares, par value $.001 per Share, of the additional Portfolios listed below ("Additional Portfolios") and the Transfer Agent is willing to furnish such services.

          The Additional Portfolios are as follows:

          .      Government Income Portfolio
          .      International Emerging Markets Portfolio
          .      International Bond Portfolio
          .      Virginia Municipal Money Market Portfolio
          .      New Jersey Municipal Money Market Portfolio
          .      New Jersey Tax-Free Income Portfolio
          .      Core Bond Portfolio
          .      Multi-Sector Mortgage Securities Portfolio III
          .      Mid-Cap Value Equity Portfolio
          .      Mid-Cap Growth Equity Portfolio

Agreed to and accepted as of December 27, 1996:


Compass Capital Funds

   /s/ Raymond J. Clark
By:__________________________________


PFPC Inc.

   /s/ Robert J. Perlsweig
By:__________________________________